Exhibit 99.2

Crescent Biopharma Announces Pricing of Public Offering of Ordinary Shares and Pre-Funded Warrants

Waltham, Mass., July 14, 2026 — Crescent Biopharma, Inc. (“Crescent” or the “Company”) (Nasdaq: CBIO), a clinical-stage biotechnology company dedicated to rapidly advancing the next wave of therapies for cancer patients, today announced the pricing of its underwritten public offering of 8,094,793 ordinary shares and in lieu of ordinary shares to certain investors, pre-funded warrants to purchase up to 525,897 ordinary shares. The ordinary shares are being sold to the public at a price of $14.50 per share and the pre-funded warrants are being sold at a price to the public of $14.499 per pre-funded warrant, which represents the per ordinary share price less the $0.001 per share exercise price for each such pre-funded warrant. The gross proceeds to Crescent from the offering, before deducting the underwriting discounts and commissions and other offering expenses payable by Crescent, are expected to be approximately $125.0 million. In addition, Crescent has granted the underwriters a 30-day option to purchase up to an additional 1,293,103 ordinary shares at the offering price, less underwriting discounts and commissions. All of the ordinary shares and the pre-funded warrants to be sold in the public offering are to be sold by Crescent. The offering is expected to close on July 16, 2026, subject to the satisfaction of customary closing conditions.
Jefferies, TD Cowen, Guggenheim Securities and Cantor are acting as joint book-running managers for the offering. LifeSci Capital is acting as passive book-running manager for the offering.

The securities described above are being offered by Crescent pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed with the Securities and Exchange Commission (“SEC”) and was declared effective on July 10, 2026. A preliminary prospectus supplement and accompanying prospectus relating to this offering has been filed with the SEC and a final prospectus supplement and accompanying prospectus relating to this offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus once filed will be accessible through the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; TD Securities (USA) LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at TDManualrequest@broadridge.com; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com; and LifeSci Capital LLC, Attention: LifeSci Capital LLC, 1700 Broadway, 40th Floor, New York, NY 10019, or by email at legalnotices@lifescicapital.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
About Crescent Biopharma
Crescent Biopharma’s vision is to build a world leading oncology company bringing the next wave of therapies for cancer patients. The Company’s clinical-stage pipeline includes its lead program, a PD-1 x VEGF bispecific antibody, as well as novel antibody-drug conjugates (ADCs). By leveraging multiple modalities and established targets, Crescent aims to rapidly advance potentially transformative therapies as single agents and as part of combination regimens to treat a range of solid tumors.
Forward-Looking Statements
Crescent cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the expected closing of the offering and the potential exercise of the option to purchase additional ordinary shares. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties inherent in our business described in our prior filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, our quarterly report on Form 10-Q for the quarter ended March 31, 2026, and any subsequent current reports on Form 8-K or other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Contacts
Investors
Amy Reilly
Chief Communications Officer
amy.reilly@crescentbiopharma.com
617-465-0586
Media
Jenna Poist
Director, Corporate Communications
jenna.poist@crescentbiopharma.com
781-671-5019